EXHIBIT 99.1

Regency Centers Reports First Quarter 2017 Results

JACKSONVILLE, FL. (May 9, 2017) - Regency Centers Corporation (“Regency” or the “Company”) today reported financial and operating results for the period ended March 31, 2017.

First Quarter 2017 Highlights

•	Completed the previously announced merger with Equity One on March 1, 2017.

•	Same property Net Operating Income (“NOI”), net of termination fees, increased 3.7% as compared to the same period in the prior year for the newly combined portfolio.

•	As of March 31, 2017, the total portfolio was 95.3% leased while the same property portfolio was 96.0% leased.

•	Executed 1.1 million square feet of new and renewal leases on a comparable basis, resulting in 8.2% blended rent spreads.

•	Started two ground-up development projects representing a total investment of $61 million.

•	As of March 31, 2017, a total of 30 projects were in the process of development or redevelopment representing a combined investment of $515 million.

•	Completed the sale of two tranches of senior unsecured notes: $350 million 3.6% notes due 2027 and $300 million 4.4% notes due 2047.

•	On March 2, 2017, after the close of trading, Regency was added to the benchmark S&P 500 Index.

•	Quarterly common stock dividend increased to $0.53 per share.

“This was an exciting quarter for Regency. We completed the merger with Equity One and are making tremendous progress with the integration of the portfolio into Regency’s platform. The merger further establishes Regency as the preeminent owner and developer of high-quality, grocery anchored neighborhood and community centers,” said Martin E. “Hap” Stein, Jr., Chairman and Chief Executive Officer. “Our centers are more than 95% leased and same property NOI grew at 3.7%, further building on our previous 5 straight years of 3.5% or greater NOI growth. We continue to benefit from healthy tenant demand for our best-in-class portfolio located in affluent suburban and near urban in-fill trade areas in the country’s most desirable gateway, 18+ hour, and growth markets. Our industry leading development platform continues to provide expanded growth opportunities as evidenced by our development starts during the quarter with a total investment of approximately $61 million. And our fortress balance sheet is as strong as ever providing us with superior flexibility, supporting our growth and positioning Regency to create long term shareholder value.”

Financial Results

Regency reported a Net Loss Attributable to Common Stockholders (“Net Loss”) for the first quarter of $33.2 million, or $0.26 per diluted share, compared to Net Income Attributable to Common Stockholders of $47.9 million, or $0.49 per diluted share, for the same period in 2016. The Net Loss for the first quarter includes one-time merger related costs of $69.7 million, or $0.55 per share.

The Company reported NAREIT Funds From Operations (“NAREIT FFO”) for the first quarter of $34.2 million, or $0.27 per diluted share. Excluding the one-time merger related costs of $69.7 million, NAREIT FFO for

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the first quarter was $103.9 million, or $0.82 per diluted share, compared to $84.4 million, or $0.86 per diluted share, for the same period in 2016.

Core Funds From Operations (“Core FFO”) for the first quarter was $114.3 million, or $0.90 per diluted share, compared to $78.8 million, or $0.80 per diluted share, for the same period in 2016.

Operating Results

First quarter same property NOI, excluding termination fees, increased 3.7% compared to the same period in 2016. This growth included a 60 basis point positive impact from redevelopments. Please note that same property NOI is presented on a pro forma basis and metrics are determined as if those properties for the combined company were owned and meet the definition of same property for the full calendar years of 2016 and 2017.

As of March 31, 2017, Regency’s wholly owned portfolio plus its pro-rata share of co-investment partnerships was 95.3% leased, and same property percent leased was 96.0%. Within the same property portfolio, spaces less than 10,000 square feet (“Small Shops”) were 91.7% leased, which reflects the combination of the Regency and Equity One portfolios following the merger. For the combined portfolio, same property percent leased was flat sequentially and down 20 basis points from the same period in 2016. The change in Small Shops percent leased for the combined portfolio was down 10 basis points sequentially and up 70 basis points from the same period in 2016.

Regency executed 1.1 million square feet of comparable new and renewal leases during the quarter at blended rent spreads of 8.2%. Rent spreads on new and renewal leases were 0.2% and 10.0%, respectively. New rent spreads during the quarter were impacted by one anchor lease in a shopping center targeted for sale. Excluding this lease, new rent spreads during the quarter were 10.3% and when blended with renewal leasing activity, total rent spreads were 10.0%.

Investments

Property Transactions

During the quarter, the Company sold one co-investment property, for a total gross sales price of $21.0 million. Regency’s share of the gross sales price was $4.2 million.

Developments and Redevelopments

During the quarter, the Company started the development of two projects with combined estimated net development costs totaling $61.0 million. The first, The Field at Commonwealth, is a 187,000 square foot center located in the Washington D.C. metro area. With estimated net development costs of $44.6 million, The Field at Commonwealth will be anchored by Wegmans and will benefit from impressive 3-mile demographics, including average household incomes of $140,000 and a daytime population of more than 120,000 people. The second development start, Pinecrest Place, is a 70,000 square foot center located within a dense infill submarket of Miami. Anchored by Whole Foods Market, Pinecrest Place has estimated net development costs of $16.4 million and will be bolstered by substantial purchasing power within a 3-mile radius resulting from average household incomes of $130,000 and a population of 100,000 people.

At quarter end, the Company had 30 projects in development or redevelopment with combined, estimated costs of $515 million. In-process projects were a combined 46% funded and 84% leased and committed.

Balance Sheet

Debt Offering

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During the quarter and as previously disclosed, on January 26, 2017, Regency completed the sale of two tranches of senior unsecured notes: $350 million 3.6% notes due 2027 (the “2027 Notes”) and $300 million 4.4% notes due 2047 (the “2047 Notes”). Interest on both tranches is payable semiannually on February 1st and August 1st of each year, with the first payment on August 1, 2017.

Preferred Redemption

During the quarter and as previously disclosed, Regency redeemed all of the issued and outstanding 6.625% series 6 cumulative redeemable preferred shares (the “Preferred Stock”). The 10,000,000 shares of Preferred Stock were redeemed on February 16, 2017 (the “Redemption Date”). The redemption price for the Preferred Stock was $25.21163 per share, which is equal to $25.00 plus accrued and unpaid dividends to, but excluding, the Redemption Date. The aggregate amount paid to redeem the Preferred Stock was $252 million.

2017 Guidance

The Company has updated its 2017 earnings guidance, which now reflects the impacts anticipated as a result of the merger. These changes are summarized below. Please refer to the Company’s first quarter 2017 supplemental information package for a complete list of updates.

Full Year 2017 Guidance
	Previous Guidance	Updated Guidance
Net Income Attributable to Common Stockholders per diluted share	$1.34 - $1.40	$0.67 - $0.77
NAREIT FFO per diluted share	$3.33 - 3.39	$3.00 - $3.10
Core FFO per diluted share	$3.44 - $3.50	$3.60 - $3.68
Same property NOI growth without termination fees (pro-rata)	3.0% - 3.8%	3.2% - 4.0%

Dividend

On April 26, 2017, Regency’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.53 per share. The dividend is payable on May 31, 2017 to shareholders of record as of May 22, 2017. The quarterly dividend of $0.53 per share, or $2.12 on an annualized basis, has increased from $2.00 in 2016.

Conference Call Information

To discuss Regency’s first quarter results, the Company will host a conference call on Wednesday, May 10, 2017 at 11:00 a.m. ET. Dial-in and webcast information is listed below.

First Quarter Conference Call
Date:	Wednesday, May 10, 2017
Time:	11:00 a.m. ET
Dial#:	877-407-0789 or 201-689-8562
Webcast:	www.regencycenters.com under Investor Relations
Replay

Webcast Archive:     Investor Relations page under Webcasts

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Non-GAAP Disclosure

The Company uses certain non-GAAP performance measures, in addition to the required GAAP presentations, as it believes these measures improve the understanding of the Company's operational results. Regency manages its entire real estate portfolio without regard to ownership structure, although certain decisions impacting properties owned through partnerships require partner approval. Therefore, the Company believes presenting its pro-rata share of operating results regardless of ownership structure, along with other non-GAAP measures, makes comparisons of other REITs' operating results to the Company's more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes NAREIT FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered a substitute measure of cash flows from operations. Core FFO is an additional performance measure used by Regency as the computation of NAREIT FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from NAREIT FFO, but is not limited to: (a) transaction related gains, income or expense; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; and (d) other non-core amounts as they occur. The Company provides a reconciliation of NAREIT FFO to Core FFO.

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Reconciliation of Net Income (Loss) Attributable to Common Stockholders to NAREIT FFO and Core FFO - Actual (in thousands)

For the Periods Ended December 31, 2016 and 2015	Three Months Ended		Year to Date
	2017	2016	2017	2016
Net Income (Loss) Attributable to Common Stockholders	$(33,223)	47,877	$(33,223)	47,877
Adjustments to reconcile to NAREIT Funds From Operations(1):
Depreciation and amortization (excluding FF&E)	67,444	47,415	67,444	47,415
Provision for impairment to operating properties	—	659	—	659
Gain on sale of operating properties	(12)	(11,640)	(12)	(11,640)
Exchangeable operating partnership units	(19)	85	(19)	85
NAREIT Funds From Operations	$34,190	84,396	$34,190	84,396

NAREIT Funds From Operations	$34,190	84,396	34,190	84,396
Adjustments to reconcile to Core Funds From Operations(1):
Acquisition pursuit and closing costs	27	757	27	757
Development pursuit costs	393	225	393	225
Gain on sale of land	(404)	(7,110)	(404)	(7,110)
Provision for impairment to land	—	512	—	512
(Gain) loss on derivative instruments and hedge ineffectiveness	(8)	3	(8)	3
Merger related costs	69,732	—	69,732	—
Merger related debt offering interest	975	—	975	—
Preferred redemption costs	$9,369	—	$9,369	—
Core Funds From Operations	$114,274	78,783	$114,274	78,783

Weighted Average Shares For Diluted Earnings per Share	126,649	97,891	126,649	97,891
Weighted Average Shares For Diluted FFO and Core FFO per Share	127,051	98,045	127,051	98,045

(1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests.

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Same property NOI is a key non-GAAP measure used by management in evaluating the operating performance of Regency’s properties. The Company provides a reconciliation of income from operations to pro-rata same property NOI.

Reconciliation of Income (Loss) from Operations to Pro-Rata Same Property NOI - Actual (in thousands)

For the Periods Ended December 31, 2016 and 2015	Three Months Ended		Year to Date
	2017	2016	2017	2016
Income (Loss) from operations	$(21,130)	40,709	$(21,130)	40,709
Less:
Management, transaction, and other fees	(6,706)	(6,764)	(6,706)	(6,764)
Other (2)	(8,196)	(3,913)	(8,196)	(3,913)
Plus:
Depreciation and amortization	60,053	38,716	60,053	38,716
General and administrative	17,673	16,299	17,673	16,299
Other operating expense, excluding provision for doubtful accounts	70,945	1,901	70,945	1,901
Other expense (income)	26,102	25,963	26,102	25,963
Equity in income of investments in real estate excluded from NOI (3)	14,334	9,791	14,334	9,791
NOI	153,075	122,702	153,075	122,702

Less non-same property NOI (4)	(6,632)	(2,538)	(6,632)	(2,538)
Plus same property NOI for non-ownership periods of Equity One(1)	43,005	63,178	43,005	63,178

Same Property NOI	$189,448	183,342	$189,448	183,342

Same Property NOI without termination fees	$189,213	182,544	$189,213	182,544

Same Property NOI without termination fees or redevelopments	$168,204	163,168	$168,204	163,168

(1) Same Property NOI is a non- GAAP key measure used by management in evaluating the operating performance of our properties and includes pro-rata share of unconsolidated co-investment partnerships. For purposes of evaluating same property NOI on a comparative basis, and in light of the merger with Equity One on
March 1, 2017, we are presenting our same property NOI on a pro forma basis as if the merger had occurred January 1, 2016 and 2017, respectively. This perspective allows us to evaluate same property NOI growth over a comparable period. The pro forma same property NOI is not necessarily indicative of what the actual same property NOI and growth would have been if the merger had occurred as of the earliest period presented, nor does it purport to represent the same property NOI and growth for future periods.
(2) Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.
(3) Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, and interest expense.

(4) Includes revenues and expenses attributable to Non-Same Property, Projects in Development, corporate activities, and noncontrolling interests.

Reported results are preliminary and not final until the filing of the Company’s Form 10-Q with the SEC and, therefore, remain subject to adjustment.

EXHIBIT 99.1

Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core FFO - Guidance

	Full Year
NAREIT FFO and Core FFO Guidance:	2017
Net income attributable to common stockholders	$0.67	0.77
Adjustments to reconcile net income to NAREIT FFO:
Depreciation and amortization	2.33	2.33
NAREIT Funds From Operations	$3.00	3.10

Adjustments to reconcile NAREIT FFO to Core FFO:
Acquisition pursuit and closing costs	0.01	0.01
Development pursuit costs	0.01	0.01
Merger related costs	0.50	0.50
Preferred redemption costs	0.08	0.06
Core Funds From Operations	$3.60	3.68

The Company has published forward-looking statements and additional financial information in its first quarter 2017 supplemental information package that may help investors estimate earnings for 2017. A copy of the Company’s first quarter 2017 supplemental information will be available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-Q for the quarter ended March 31, 2017. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

Regency is the preeminent national owner, operator and developer of neighborhood and community shopping centers. The Company’s portfolio of 429 retail properties encompasses more than 59 million square feet, is primarily anchored by productive grocers and is located in affluent and infill trade areas in the country’s most attractive metro areas. Regency has developed 227 shopping centers since 2000, representing an investment at completion of more than $3.5 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed, and a member of the S&P 500 index.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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